Exhibit 99.1

April 24, 2018

To Our Members:

We are pleased to announce that the Board of Directors of the Federal Home Loan Bank of Chicago increased the dividend declared per share on both sub-classes of capital stock. Based on our preliminary financial results for the first quarter of 2018, the Board of Directors declared a dividend of 4.00% (annualized) for Class B1 activity capital stock (an increase of 50 basis points from the previous quarter) and a dividend of 1.60% (annualized) for Class B2 membership capital stock (an increase of 10 basis points from the previous quarter). The B1 dividend is intended to reward members supporting the cooperative by borrowing from the Bank by reducing the cost of advances.

We expect to report net income of $74 million for the first quarter of 2018 when we file our Form 10-Q with the Securities and Exchange Commission next month. Our preliminary and unaudited financial results and details on the dividend payments are included here.

Strong Member Activity Continues
During 2017 we reported strong growth in member activity and that activity continued in the first quarter of 2018. Advances outstanding with members were $50.8 billion and letters of credit were $20.1 billion at quarter-end. Mortgage Partnership Finance® (MPF®) Program activity continued to grow with $5.4 billion in MPF loans outstanding on balance sheet at quarter-end.

Community Investment Programs in Full Swing
The first quarter of 2018 was a busy time for our Community Investment programs. The application period for Community First® Capacity-Building Grants was announced on March 6, Community First Disaster Relief Program funding for flood-hit communities in Wisconsin became available on March 12, the 2018 Downpayment Plus® (DPP®) Programs opened on March 12, and trainings for the 2018 competitive Affordable Housing Program have begun in anticipation of the round opening on May 7.

FHFA Issues Proposed Rule Amending the Affordable Housing Program Regulations
The Federal Housing Finance Agency (FHFA) recently published proposed amendments to the Affordable Housing Program (AHP) regulations. The amendments offer some benefits to the AHP program, but also pose some challenges that could impact the development and implementation of AHP funding. We will be reaching out to members who have participated in the competitive AHP or DPP to provide further information on the regulation and how you can comment to the FHFA on the proposed changes that may impact your institution and the communities you serve.

Visiting with You Across Our District
It was terrific to see so many of you at our member meetings in March. We shared preliminary results from our membership survey and we look forward to sharing the complete results with you soon. We also announced this year’s inspiring winners of the Community First Award, each of whom received $10,000 to donate to a nonprofit of their choice.

We hope to see you again this summer at our annual management conference on August 2-3; look for an invitation this spring. Be sure to save the date to hear this year’s outstanding lineup of speakers:

•	Janet L. Yellen, Former Chair of the Federal Reserve (2014-2018)

•	Robert Gates, 22nd United States Secretary of Defense (2006-2011)

•	Jeremy Gutsche, New York Times Best-Selling Author and CEO of Trend Hunter AI

•	Marci Rossell, Former Chief Economist for CNBC and Co-Host of Squawk Box

News from Our District
We are pleased to report that last week, Wisconsin Governor Scott Walker signed Assembly Bill 822, an omnibus banking bill containing three FHLB provisions, into law. Thank you to our members and our trade association partners, including the Wisconsin Bankers Association and the Wisconsin Credit Union League, who advocated for the passing of this bill. The provisions, which are now effective, will allow our Wisconsin members, like our Illinois members, to better use a letter of credit from the Federal Home Loan Bank of Chicago as collateral for public unit deposits. It also provides protections for our Bank similar to those enacted last year in Illinois, that will allow us to offer improved collateral values on securities for many of our Wisconsin members.

As always, thank you for your membership in the Federal Home Loan Bank of Chicago.

Best regards,

Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement new or enhanced programs, the impact to us from the FHFA’s final membership rule and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter. The financial results discussed in this letter are preliminary and unaudited. “Mortgage Partnership Finance,” “MPF,” “MPF Xtra,” “Downpayment Plus,” “DPP,” and “Community First” are registered trademarks of the Federal Home Loan Bank of Chicago.

First Quarter 2018 Dividend
On April 24, 2018, the Board of Directors of the Federal Home Loan Bank of Chicago increased the dividend declared per share on both sub-classes of capital stock. Based on our preliminary financial results for the first quarter of 2018, the Board of Directors declared a dividend of 4.00% (annualized) for Class B1 activity capital stock (an increase of 50 basis points from the previous quarter) and a dividend of 1.60% (annualized) for Class B2 membership capital stock (an increase of 10 basis points from the previous quarter).

The actual effective combined dividend rate on the total stock held by each member depends on each member’s level of activity with the Bank during the first quarter of 2018 and the relative number of shares of activity and membership capital stock held by each member. The dividend will be paid by crediting your account on May 15, 2018.

The Bank pays a higher dividend per share on Class B1 activity stock than on Class B2 membership stock to reward members who use the Bank’s advances and, thereby, support the financial health of the entire cooperative. The higher dividend you receive on Class B1 activity stock has the effect of lowering your cost of borrowing from the Bank.

First Quarter 2018 Financial Highlights
For more details, please refer to the Condensed Statements of Income and Statements of Condition on the next page. The results discussed here are preliminary and unaudited. We expect to file our first quarter 2018 Form 10-Q with the Securities and Exchange Commission (SEC) next month. You will be able to access it on our website, fhlbc.com, or through the SEC’s reporting website.

•	Advances outstanding increased $2.7 billion to $50.8 billion at March 31, 2018, up from $48.1 billion at December 31, 2017.

•
MPF Loans held in portfolio increased to $5.4 billion at March 31, 2018, up from $5.2 billion at December 31, 2017 as new MPF loan purchases continued to moderately outpace paydown and maturity activity.

•	Total investment securities increased 6% to $18.4 billion at March 31, 2018, up from

•	$17.3 billion at December 31, 2017, as we increased our purchase of Treasury securities for liquidity purposes.

•	Total assets increased to $91.4 billion as of March 31, 2018, compared to $84.4 billion as of December 31, 2017.

•	We recorded net income of $74 million in the first quarter of 2018, up from $73 million in the first quarter of 2017.

•
Net interest income for the first quarter of 2018 was $124 million, up from $113 million for the first quarter of 2017, as we benefited both from the rising rate environment and higher levels of interest earning assets.

•	We remained in compliance with all of our regulatory capital requirements as of March 31, 2018.

•	Letters of credit commitments increased to $20.1 billion at March 31, 2018, up from $19.6 billion at December 31, 2017.

This publication contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully execute our business model and to pay future dividends (including enhanced dividends on activity stock), our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, our ability to continue to offer the Reduced Capitalization Advance Program, our ability to implement new or enhanced products or programs, the impacts to us from the Federal Housing Finance Agency’s final membership rule, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at fhlbc.com. We assume no obligation to update any forward-looking statements made in this publication. The financial results discussed in this publication are preliminary and unaudited. “Community First,” “Downpayment Plus,” “DPP,” “Mortgage Partnership Finance,” and “MPF” are registered trademarks of the Federal Home Loan Bank of Chicago.

Condensed Statements of Condition
(Dollars in millions)
(Preliminary and Unaudited)
	March 31, 2018	December 31, 2017	Change
Cash and due from banks, interest bearing deposits, Federal Funds sold, and securities purchased under agreement to resell	$16,426	$13,378	23%
Investment securities	18,432	17,347	6%
Advances	50,840	48,085	6%
MPF Loans held in portfolio, net of allowance for credit losses	5,357	5,193	3%
Other	336	352	(5)%
Assets	$91,391	$84,355	8%

Consolidated obligation discount notes	$41,483	$41,191	1%
Consolidated obligation bonds	43,516	37,121	17%
Other	1,329	1,191	12%
Liabilities	86,328	79,503	9%
Capital stock	1,579	1,443	9%
Retained earnings	3,358	3,297	2%
Accumulated other comprehensive income (loss)	126	112	13%
Capital	5,063	4,852	4%
Total liabilities and capital	$91,391	$84,355	8%

Member standby letters of credit - off balance sheet	$20,132	$19,572	3%

Condensed Statements of Income
(Dollars in millions)
(Preliminary and Unaudited)
	For the three months ended March 31,
	2018	2017	Change
Interest income	$480	$337	42%
Interest expense	(356)	(224)	59%
Net interest income	124	113	10%
Noninterest income	—	10	(100)%
Noninterest expense	(42)	(42)	—%
Income before assessments	82	81	1%
Affordable Housing Program assessment	(8)	(8)	—%
Net income	$74	$73	1%

Average interest bearing assets	$89,662	$79,888	12%
Net interest income yield on average interest earning assets	0.55%	0.57%	(0.02)%